EXHIBIT 10.1

DATED 14th SEPTEMBER	2018

(1) NEWELL RUBBERMAID GLOBAL LIMITED

‑ and ‑

(2) RICHARD DAVIES

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on September 14, 2018
BETWEEN:

(1)	NEWELL RUBBERMAID GLOBAL LIMITED (company number 02449463) whose registered office is at Halifax Avenue, Fradley Park, Lichfield, Staffordshire, WS13 8SS ("Company"); and

(2)	RICHARD DAVIES of 8 Berkeley Rd, Barnes, London SW13 9LZ ("Employee").
BACKGROUND:

A	The Employee is employed under the terms of the Contract of Employment.

B	The Employee's employment with the Company will terminate on the Termination Date by reason of mutual consent as a result of a reorganisation.
IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION
"Additional Tax" means further income tax, employee's national insurance contributions, interest and/or penalties thereon arising in respect of the payments made and benefits provided under this agreement, other than the income tax deducted under clauses 2, 3 or 4;
"Associated Company" means a company which is an "associated employer" under section 231 of the Employment Rights Act 1996 or a company in which the Company or any Holding Company or Subsidiary is directly or indirectly beneficially interested in 10% (ten per cent) or more of that company's issued ordinary share capital;
"Board" means the board of directors of the Company from time to time;
"Contract of Employment" means the agreement between the Employee and the Company dated 9 October 2015;
"Holding Company" and "Subsidiary" have the meanings defined by section 1159 of the Companies Act 2006 (or any statutory modification or re‑enactment of that Act) but for the purposes of section 1159(1) Companies Act 2006 a company shall be treated as a member of another if any shares in that other company are registered in the name of (i) a person by way of security (where the company has provided the security); or (ii) a person as nominee for the company;
"Payment Date" means 30 days from the later of:

a)	the date of receipt by the Company of a copy of this agreement signed by the Employee and the independent adviser's certificate as required by clause 12.4 of this agreement; and

b)	the Termination Date, provided that that the Employee has complied with clause 12 of this agreement prior to such date; and
"Pension Scheme" means the Newell Rubbermaid Global Limited Pension Scheme.
The Company is entering into this agreement for itself and as agent and trustee for all its Associated Companies and is duly authorised to do so.
References to any legislation shall be construed as references to legislation as from time to time amended, re‑enacted or consolidated.

2.	TERMINATION DATE, OUTSTANDING SALARY AND HOLIDAY PAY

2.1	The Employee's employment terminated on 30 June 2018 ("Termination Date").

2.2
On or before the Payment Date the Company will pay to the Employee any outstanding basic salary and accrued but untaken holiday pay (such accrued but untaken holiday pay being £37,412 ) calculated to the Termination Date, subject to any statutory deductions including tax and national insurance contributions.

2.3
The Employee shall submit any expenses claims in accordance with the Company's expenses policy within 14 days of the Termination Date and the Company shall reimburse the Employee for any expenses properly incurred prior to the Termination Date in the usual way.

3.	PAYMENT IN LIEU
On or before the Payment Date the Company will pay to the Employee pursuant to the Notice clause of the Contract of Employment the sum of £158,333.33 as payment in lieu of basic salary for the remaining four months of the six month notice period provided for in the Contract of Employment ("Payment in Lieu"). The Payment in Lieu shall be subject to any statutory deductions including income tax and national insurance contributions.

4.	SEVERANCE PAYMENT, CONTINUING BENEFITS, OUTPLACEMENT AND LEGAL FEES

4.1
Subject to the Employee's compliance with all obligations imposed by this agreement and subject to clause 12.8 of this agreement the Company will, as compensation for loss of employment but without admission of liability, on or before the Payment Date:

(a)	Severance Payment
pay to the Employee the sum of £475,000 ("Severance Payment"). The Severance Payment will be subject to deduction of income tax and national insurance contributions as follows:

(i)	the Company shall deduct income tax at the appropriate rate(s) and national insurance contributions on all of the Severance Payment; and

(ii)	the Employee agrees that the Employee will be responsible for any Additional Tax on the Severance Payment;

(b)	Flights
pay to the Employee the sum of £14,000 (subject to deduction of income tax and national insurance contributions), in lieu of the Employee's entitlement to 2 business class or 4 economy class return flights to the US in the 2018 calendar year for each of the Employee, his spouse and up to two dependent children;

(c)	Pension Arrangements
procure that the Employee's pension entitlement under the Pension Scheme shall be dealt with in accordance with the terms of the Pension Scheme. For the avoidance of doubt, the Company shall continue to contribute £833.33 per month into the Employee's pension and pay the Employee £2,729.17 per month in cash in respect of pension until at least 31 December 2018; and

(d)	Mobile Telephone
transfer to the Employee the ownership of the mobile telephone which is the property of the Company and which had been used by the Employee for business purposes prior to the Termination Date. The Company gives no warranty as to the state and condition of the mobile telephone. The Employee undertakes not to remove any data (to include but not be limited to any work‑related emails) on the mobile telephone following the transfer of ownership to him, until notified in writing by Marc Clements that such information can be deleted. For the avoidance of doubt the Employee shall be responsible for all costs associated with the mobile telephone from the later of the date that the mobile telephone is transferred into his name and 1 September 2018.

4.2	For a period of six months following the Termination Date the Company shall continue to maintain and pay for:

(a)	the Employee's family membership of the Company Private Health Care Scheme (BUPA Cover and Westfield Health Cash Plan); and

(b)	the Employee's life assurance at four times the Employee's base salary as at the Termination Date.

4.3
Subject to receipt of an invoice addressed to the Employee (but marked as payable by the Company) the Employer shall make a contribution towards the fees of the relevant independent advisor named at clause 12.4 below, incurred by the Employee in obtaining advice on the termination of his employment and the terms of this agreement, up to £5,000 plus VAT.

4.4	The Company will pay for outplacement services for the Employee with an outplacement provider of the Employee's choice for a period of 12 months from the Termination Date.

4.5	The Company will continue to pay the Employee's monthly perquisite of £1,163.58 up to 31 December 2018 or will pay within 30 days of the Termination Date, a lump sum of £4,653.90.

5.	EQUITY

5.1
Subject to the Employee's compliance with clause 12.8 of this agreement the Company agrees that the Employee's non‑vested restricted stock units or other awards granted under the Newell employee stock plan that would have otherwise vested in May 2019, February 2020 and February 2021 will vest on their original vesting dates (subject to the satisfaction of any applicable performance conditions) as if he had continued to remain employed by the Company ("Retained Equity"), subject to the deductions in clause 8.6. No further equity awards will be granted.

5.2	All other equity awards which the Employee may hold under the terms of the Company's incentive compensation plan which are not Retained Equity shall be cancelled on the Termination Date.

5.3	The relevant share awards which shall be the Retained Equity referred to in clause 5.1 are as follows:

Equity award and No. of shares under option	Vesting Date:
2016 LEAP (performance‑based) 29,981	11/05/2019
2017 LEAP (performance‑based) 43,168	09/02/2020
2018 LEAP (time‑based) 22,058	14/02/2019 14/02/2020 14/02/2021
2018 LEAP (performance‑based) 51,470	14/02/2021

The Company shall ensure that the Employee continues to receive dividends (or dividend equivalents) on unvested shares until they vest in 2019, 2020 and 2021 respectively, in accordance with the terms of the awards.

6.	ANNUAL BONUS & MANAGEMENT INCENTIVE PLAN

6.1
Subject to the Employee's compliance with clause 12.8 of this agreement the Employee will be eligible for a 2018 management bonus prorated to 31 December 2018 under the terms of the management incentive plan that is applicable to his role in the Company. The Employee's prorated management bonus will not be subject to any individual performance modifier, and the Company performance modifier will be applied. The Employee's prorated management bonus will be paid at the same time bonuses are paid to active employees, but no later than March 15, 2019 and subject to the deductions in clause 8.5.

6.2
Subject to the Employee's compliance with clause 12.8 of this agreement on or before the Payment Date the Employee will be paid an annual bonus prorated to 31 December 2018 as referred to in the Annual Bonus clause of the Contract of Employment, subject to the deductions in clause 8.5. Alternatively, the Company may elect to pay, within 30 days of the Termination Date, a lump sum of £129,060 (equivalent to the Annual Bonus the Employee would have received had his employment been lawfully terminated) subject to the deductions in clause 8.5.

7.	WARRANTIES
The Employee warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

7.1
the Employee has not commenced employment and has not agreed to accept nor received any offer of employment from any person, firm or company, the expression "employment" for the purpose of this clause to include any contract of service, any contract for services, any partnership or agency agreement;

7.2
the Employee has not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of the Employee's employment with the Company which if the matter had come to the Company's attention before the Termination Date would have entitled the Company to terminate the Employee's employment summarily or if it had been done or omitted after the date of this agreement would have constituted a breach of any of its terms;

7.3
there are no matters of which the Employee is aware relating to any act or omission by the Employee or by any director, officer, employee or agent of the Company or any of its Associated Companies which if disclosed to the Company would or might affect the Company's decision to enter into this agreement and which has not been disclosed to the Board; and

7.4
the Employee has not received any social security benefits in respect of any accident, injury or disease alleged to have occurred or been suffered in connection with any claim referred to in clause 12.1 and 12.2.

8.	TAX LIABILITY

8.1
The Employee acknowledges and agrees that as at the Termination Date, the Company has made (or will make) tax equalization payments totalling US$1,037,000 on account of the Employee's US tax liability for 2017 and for the first quarter of 2018 ("US Tax Payment").

8.2	The Employee agrees and undertakes that he will:

(a)
work and co‑operate with (and will procure that his personal advisers work and corporate with) the Company's advisers in completing his UK self‑assessment return for the tax year 2017/18 (and, to the extent necessary, amending and re‑submitting any self‑assessment returns in respect of any earlier tax years); and

(b)
take all steps necessary to ensure that a refund of UK income tax for the tax year 2017/18 (and any earlier tax years, where relevant) is promptly obtained in respect of any taxes paid by the Employee in the US (to the extent such US taxes have been paid by or otherwise funded by the Company) in respect of 2017 and 2018 and that the amount of any such refund is in the maximum amount permitted by law (a "Refund"); and

(c)
take all steps necessary to ensure that any Refund (up to the amount of the US Tax Payment) is paid directly by HM Revenue & Customs to the Company into the following bank account: Barclays Bank London of Barclays Commercial Bank, Level 28, 1 Churchill Place, London, E14 5HP, UK, SWIFT CODE: BARCGB22 ; Account Number: 03401340 ; Sort Code: 20‑83‑69 and IBAN : GB10BARC20836903401340 in (whole or part) discharge of the US Tax Payment, provided always that if any such direct payment is not possible, the Employee further agrees and undertakes to pay to the Company (into the same bank account) an amount equal to any Refund received by him (up to the amount of the US Tax Payment) no later than 5 days after receipt of the same by the Employee.

8.3
In the event that the Refund is less than the US Tax Payment, the Company agrees that it shall not hold the Employee liable to pay the balance and undertakes to make a further lump sum tax gross‑up payment to the Employee (less any appropriate deductions for tax and national insurance) equal to the product of 0.69 multiplied by such outstanding balance.

8.4
The Company undertakes and agrees that it shall, on receipt of a written demand from the Employee, pay to the Employee an amount of up to US$18,000 on account of the Employee's US tax liabilities in respect of the Employee's salary from the Company for the second quarter of 2018. The actual amount payable pursuant to this clause 8.4 will be subject to agreement between the Company and the Employee (and their respective advisers) following preparation of the Employee's US tax returns for 2018 (such agreement not to be unreasonably withheld or delayed). For the avoidance of doubt, the Company acknowledges and agrees that the Employee may retain any UK income tax credit or refund obtained as a result of the payment of the US tax liabilities in clause 8.4.

8.5
The Company and the Employee acknowledge and agree that the management bonus and the annual bonus referred to in clause 6 will be paid to the Employee less full deductions for national insurance/social security and UK income tax (disregarding, for the avoidance of doubt, the benefit of any foreign tax credits). The Company undertakes to account for the Employee's income tax liabilities in the US and the UK in respect of such management bonus and annual bonus from such deductions provided always that, in the event that HMRC in the UK do not agree to provide the Company with foreign tax credit for the US tax accounted for by the Company, the Company and Employee (and their respective advisers) will work together to put in place an arrangement which is consistent with the approach taken by the parties in respect of the Employee's US tax liability for 2017..

8.6	The Company and the Employee acknowledge and agree that the Company shall, on any vesting of the Employee's Retained Equity, be entitled to withhold such number of shares or stock so vesting as the Company determines in order to satisfy the Employee's liability for tax and/or national insurance/social security in the UK and the US in respect of such vesting, and the Company undertakes to account for such withholding to the relevant tax authorities in the UK and the US. The Company undertakes to make application to HMRC in the UK to allow the Company to account for the Employee's UK withholding on a basis that reflects the benefit of any foreign tax credits, provided that, in the event HMRC in the UK do not agree to provide the Company with foreign tax credit for the US tax accounted for by the Company, the Company and Employee (and their respective advisers) will work together to put in place an arrangement which is consistent with the approach taken by the parties in respect of the Employee's US tax liability for 2017.

8.7	The Employee acknowledges and agrees that:

(a)
he is responsible for the payment of any additional tax and employee national insurance or social security liabilities (whether in the UK, the US or elsewhere in the world) in respect of the payments and benefits provided both under this Agreement and in respect of his employment with the Company in each case in excess of any amounts withheld and accounted for by the Company;

(b)	he is responsible for the preparation and submission of any personal tax filings (whether in the UK, the US or elsewhere in the world);

(c)
he will provide the Company and its advisers with such information and assistance as they may reasonably request in connection with his tax affairs to the extent relevant for the purposes of determining the amount of any payment or withholding pursuant to this Agreement or otherwise in connection with his employment with the Company; and

(d)
save as set out in this Agreement, the Company is under no obligation to make any additional payments to the Employee on account of any tax or employee national insurance/social security liabilities of the Employee and/or as a result of any payments made by the Company to or on behalf of the Employee.

9.	CONFIDENTIALITY

9.1
The Employee undertakes that he will not, whether directly or indirectly, make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company or any of its Associated Companies or any of its or their officers, directors, shareholders or employees. The Company's Management Committee will not make or authorise any statement which might reasonably be expected to harm the reputation of the Employee. Nothing in this non‑disparagement provision is intended to limit the Employee's ability to provide truthful information to any governmental or regulatory agency or to cooperate with any such agency in any investigation.

9.2
The parties agree to keep the terms on which the Employee's employment terminated, the existence and terms of this agreement and the substance of any discussions or negotiations leading to the conclusion of this agreement strictly confidential and agrees not to disclose, communicate or otherwise make public the same to anyone, save where such disclosure is to HM Revenue & Customs, or required by law, or, in the case of the Employee (where necessary and appropriate) to:

(a)	the Employee's immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

(b)	the Employee's insurer for the purposes of processing a claim for loss of employment; or

(c)	the relevant authorities for the purpose of claiming unemployment or other social security benefits; or

(d)	the Employee's out‑placement or recruitment consultant or prospective employer to the extent necessary to discuss the Employee's employment history; or

(e)	a relevant regulatory or law enforcement body.

9.3
Nothing in this agreement shall prevent the Employee from disclosing information which the Employee is entitled to disclose under sections 43A to 43L of the Employment Rights Act 1996 (whistleblowing) provided that the disclosure is made in accordance with the provisions of that Act. Further, nothing in this agreement will prevent the Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

10.	POST‑TERMINATION RESTRICTIONS
The Employee acknowledges and confirms that the obligations undertaken by the Employee under the Confidentiality and Company Property/Documents) and Restrictions After Termination clauses of the Contract of Employment are now repeated and will remain in force and effect notwithstanding the termination of the Employee's employment.

11.	COMPANY PROPERTY
The Employee shall prior to the Termination Date:

11.1
subject to clause 4.1(d), return to the Company all property belonging to the Company or any Associated Company including but not limited to any Company car, fuel card, credit card, keys, security pass, identity card, tablet, laptop or any other computer equipment;

11.2
subject to clause 4.1(d), return to the Company all confidential information, documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by the Employee during the Employee's employment with the Company or relating to the business or affairs of the Company or any Associated Company; and

11.3
subject to clause 4.1(d), delete irretrievably any information relating to the business or the affairs of the Company or any Associated Company that the Employee has stored on any magnetic or optical disk or memory (other than any magnetic or optical disk or memory which has been or will be returned to the Company) and all matter derived from such sources, which is in the Employee's possession or under the Employee's control outside the premises of the Company.

12.	CLAIMS BY AND AGAINST THE COMPANY

12.1
But for this agreement, the Employee could bring proceedings against the Company, its Associated Companies and their respective officers, directors, shareholders or employees for the contractual, statutory and tortious claims listed below, although for the avoidance of doubt the Company does not accept liability for such claims:

(a)	a claim that the termination of the Employee's employment on the Termination Date was a wrongful dismissal;

(b)	a claim for breach of contract;

(c)
a claim that a failure by the Company to make a payment to the Employee of wages, fees, bonus, commission, holiday pay, sick pay, overtime payments or other benefits in kind was an unauthorised deduction from wages under the Employment Rights Act 1996 (as amended) ("ERA");

(d)	a claim that the termination of the Employee's employment was an unfair dismissal under the ERA; and

(e)	a claim for a redundancy payment whether statutory or otherwise.

12.2	The terms of this agreement are reached without admission of liability and are in full and final settlement of:

(a)	the Employee's claims listed under clause 12.1; and

(b)
all other claims (if any) whether contractual, statutory or otherwise and whether under United Kingdom and/or European Union law which the Employee has or may have against the Company or any of its Associated Companies or their respective officers, directors, shareholders or employees arising out of or in connection with the Employee's employment or its termination and including for the avoidance of doubt all claims (if any) arising out of or in connection with any entitlement to share options granted to the Employee under the Leadership Equity Award Program referred to in the Contract of Employment but excluding:

(i)	any claims for personal injury which satisfy all of the following:

(A)	at the date of this agreement the Employee was unaware of them; and

(B)	at the date of this agreement the Employee may reasonably be expected to be unaware of them;

(ii)	any claims in respect of accrued pension rights.

12.3	The Employee represents and warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

(a)
the Employee has disclosed to the relevant independent adviser (identified in clause 12.4(a)) all facts or circumstances that may give rise to a claim against the Company or any of its Associated Companies or their respective officers, directors, shareholders or employees and the Employee is not aware of any facts or circumstances that may give rise to a claim against the Company or any of its Associated Companies or their respective officers, directors, shareholders or employees other than those claims specified in clause 12.1; and

(b)
the claims listed at clause 12.1 include all of the complaints, claims and concerns which the Employee has against the Company or any of its Associated Companies or their respective officers, directors shareholders or employees arising out of the Employee's employment under the Contract of Employment or any act or omission relating to the Employee's employment or relating to, arising out of or connected to the manner of its termination.

12.4	The Employee further represents and warrants to the Company as a strict condition of this agreement that as at the date of this agreement:

(a)
the Employee has received independent legal advice from a relevant independent adviser as to the terms and effect of this agreement and in particular its effect on the Employee's ability to pursue statutory rights before an employment tribunal. The name of the relevant independent adviser who has so advised the Employee is

Name of advisor:
Angus Menzies
of
Name of organisation:
gunnercooke llp
of
Address of organisation:
1 Cornhill, London EC3V 3ND
("Employee's Adviser")
and the Employee's Adviser has signed the endorsement annexed to this agreement; and

(b)
the Employee has been advised by the Employee's Adviser that at the date of this agreement there is in force, and at the time the Employee received the advice referred to above there was in force, a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice; and

(c)
the Employee has not issued proceedings before the employment tribunals, high court or county court in respect of any claim in connection with the Employee's employment or its termination or the Contract of Employment or its termination and the Employee undertakes that no proceedings have been or will be issued in connection with the same and if such proceedings are issued the Employee accepts and agrees that all monies paid to the Employee under this agreement will be repayable to the Company, as a debt and upon demand; and

(d)
as at the date of this agreement, the Employee is not aware nor ought reasonably to be aware of any facts or matters which might give rise to a claim by the Employee for personal injury against the Company or any of its Associated Companies.

12.5
The Company and the Employee agree and acknowledge that the conditions regulating settlement agreements and settlement contracts contained in section 147 of the Equality Act, section 203(3) of the ERA, and regulating settlement agreements/compromise agreements/settlement contracts/compromise contracts contained in any act or statutory instrument referred to in clause 12.1 are intended to be and have been satisfied.

12.6
The Employee shall indemnify the Company in full and keep the Company fully indemnified for and against all and any claims, demands, judgements, orders, liabilities, damages, expenses or costs including without limitation all reasonable legal and professional fees and disbursements (together with VAT thereon) incurred by the Company arising out of or in connection with any breach by the Employee of the warranties in this clause 12 which warranties the Company has relied upon in entering into this agreement.

12.7
The Employee agrees that, except for the payments and benefits provided for in clauses 2, 3 and 4, the Employee shall not be eligible for any further payment or provision of any remuneration, bonus, or other emolument or benefit from the Company or any Associated Company relating to the Employee's employment or its termination.

12.8
Subject to the discretion and approval of the Board of Directors of Newell Brands Inc. (the "Inc. Board"), the Company will require reimbursement from the Employee and/or cancellation of any bonus or other incentive compensation, including equity‑based compensation to the Employee, where all of the following factors are present:

(a)	the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement;

(b)	in the Inc. Board's reasonable view, the Employee engaged in fraud or willful misconduct that was a significant contributing cause to the need for the restatement; and

(c)	a lower award would have been made to the Employee based upon the restated financial results, and in each such instance, the Company will, to the extent permitted by applicable law and subject to the fiduciary duties of the Inc. Board, seek to recover the Employee's bonus award or other incentive compensation paid or issued to the Employee in excess of the amount that would have been paid or issued based on the restated financial results.

12.9
The Company agrees and confirms that it is aware of no claims that it or its Associated Companies or any of their respective officers, employees, clients, customers, suppliers or consultants may have against the Employee and hereby waives any claims that it may have against the Employee. The Company is not aware of any personal liability that the Employee may have in respect of any present or prospective claims against the Company or its Associated Companies and the Company shall indemnify the Employee in respect of any costs, claims, damages, penalties or awards which may result in such personal liability although if the Employee has any such liability as a result of either fraud or misconduct on his part then the indemnity under this sub‑clause will not cover the same.

13.	ENTIRE AGREEMENT

13.1	This agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes any previous agreement between the parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

13.2
Each of the parties acknowledges and agrees that in entering into this agreement, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to any party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.

13.3	Nothing in this clause 13 shall operate to exclude any liability for fraud.

14.	THIRD PARTY RIGHTS
The Contracts (Rights of Third Parties) Act 1999 ("Act") shall only apply to this agreement in relation to any Associated Company or any officer, director, shareholder or employee of the Company or any Associated Company where any term is expressed for such person's benefit and no other third party shall have any rights under it. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to the Act. The terms of this agreement may be varied amended or modified or the agreement may be suspended cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded in each case without the consent of any third party.

15.	GOVERNING LAW AND JURISDICTION

15.1	This agreement shall be governed by and construed in accordance with the law of England and Wales.

15.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement.

16.	COUNTERPARTS
This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

17.	MISCELLANEOUS

17.1
Notwithstanding that this agreement is marked "Without Prejudice and Subject to Contract", it will, when dated and signed by all the parties named below and accompanied by the attached certificate signed by the relevant independent adviser, become an open and binding agreement between the parties.

SIGNED    /s/ Mark W. Johnson______________________
MARK JOHNSON
For and on behalf of NEWELL RUBBERMAID GLOBAL LIMITED

SIGNED    /s/ Richard Davies_________________________
RICHARD DAVIES

INDEPENDENT ADVISER'S ENDORSEMENT ADDRESSED TO THE BOARD OF DIRECTORS OF THE COMPANY
I,
Angus Menzies
of
gunnercooke llp
1 Cornhill, London EC3V 3ND
confirm that I have given independent legal advice to Richard Davies of 8 Berkeley Rd, Barnes, London SW13 9LZ as to the terms and effect of the above agreement and in particular its effect on the Employee's ability to pursue the Employee's rights before an employment tribunal.
I confirm that I am a "relevant independent adviser" (as such term is defined in section 203 of the Employment Rights Act 1996) and that there is and was at the time I gave the advice referred to above in force a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by Richard Davies in respect of any loss arising in consequence of that advice.

/s/ Angus Menzies
……………………………………
Signed
ANGUS MENZIES
Name of adviser
14th September 2018
……………………………………
Date